Exhibit 5.1

March 1, 2010

Homeowners Choice, Inc.

2340 Drew Street, Suite 200

Clearwater, Florida 33765

Ladies and Gentlemen:

I am the general counsel to Homeowners Choice, Inc., a Florida corporation (the “Company”), and have acted as counsel in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering 1,200,000 shares of the Company’s 6% Series A noncumulative redeemable preferred Stock, no par value (“Preferred Shares”).

In connection with this opinion, I have examined and relied upon the Registration Statement and related Prospectus; the Company’s Articles of Incorporation (as amended); the Company’s Bylaws (as amended); proceedings of and actions taken by the Company’s Board of Directors relating to the issuance of the securities covered by the Registration Statement, and such other records, certificates and documents as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions set forth in this letter are limited solely to the laws of the State of Florida, as currently in effect, and I express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing, and in reliance thereon, I am of the opinion that when both (i) the Company’s board of directors has taken all necessary corporate action to approve the issuance of the Preferred Shares and the terms of the offering and related matters and (ii) the Preferred Shares are issued and delivered against payment therefor in accordance with the terms of the Registration Statement the Preferred Shares covered by the Registration Statement will then be duly authorized, validly issued, fully paid and nonassessable.

I consent to the reference to me under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving my consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Andrew L. Graham
Andrew L. Graham General Counsel

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